Exhibit 5.1

August 30, 2023

Board of Directors

Dragonfly Energy Holdings Corp.

1190 Trademark Drive #108

Reno, NV 89521

Re: Dragonfly Energy Holdings Corp. –	Post-Effective Amendment No. 1 to
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Nevada counsel to Dragonfly Energy Holdings Corp., a Nevada corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 (the “POS AM”) to the Registration Statement on Form S-8 (File No. 333-268784) dated December 13, 2022 (the “Registration Statement”) previously filed by Dragonfly Energy Holdings Corp., a Delaware corporation (“Dragonfly Delaware”), filed by the Company with the Securities and Exchange Commission on the date hereof relating to the registration of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), issuable pursuant to the Company’s 2022 Equity Incentive Plan (the “2022 Plan”), the Company’s 2021 Stock Incentive Plan (the “2021 Plan”), the Company’s 2019 Stock Incentive Plan (the “2019 Plan”), or the Company’s Employee Stock Purchase Plan (the “ESPP” and, collectively with the 2022 Plan, 2021 Plan and 2019 Plan, the “Plans”).

The Company is the successor to Dragonfly Delaware following a conversion (the “Conversion”) on March 31, 2023. The Conversion was effected by a Plan of Conversion, which provided that the Company: (1) file with the Secretary of State of the State of Delaware a Certificate of Conversion, and (2) file with the Secretary of State of the State of Nevada (i) Articles of Conversion, and (ii) Articles of Incorporation.

Following the Conversion, (i) all issued and outstanding shares of common stock of Dragonfly Delaware were automatically converted into issued and outstanding shares of Common Stock of Company (the, without any action on the part of the Company’s stockholders, and (ii) each outstanding option or warrant to purchase a share of Dragonfly Delaware common stock (collectively, the “Dragonfly Delaware Stock”), and other equity awards relating to Dragonfly Delaware Stock, was deemed to constitute an option or warrant to purchase one share of Common Stock or equity award, as applicable, of the Company at an exercise price per full share equal to the stated exercise price or other terms or provisions of the option, warrant or equity award.

We are rendering this opinion in connection with the POS AM registering a total of 2,163,636 shares of Common Stock comprised of: (i) 2,605,950 shares (the “Available Shares”) of Common Stock, issuable pursuant to the 2022 Plan; (ii) 1,755,935 shares (the “2021 Option Shares”) of Common Stock subject to outstanding stock options under the 2021 Plan; (iii) 3,177,632 shares (the “2019 Option Shares”) of Common Stock subject to outstanding stock options under the 2019 Plan; and (iv) 2,464,400 shares (the “ESPP Shares” and, collectively with the Available Shares, the 2021 Option Shares and the 2019 Option Shares, the “Shares”) of Common Stock issuable pursuant to the ESPP.

Dragonfly Energy Holdings Corp.

August 30, 2023

Page Two

As counsel to the Company in connection with the POS AM, we have reviewed the POS AM, the Registration Statement, the Plans, the Company’s Articles of Incorporation and the Company’s Bylaws. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon such examination, it is our opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company and, upon their issuance, delivery and payment therefor in accordance with the terms of the Plans and in the manner contemplated by the POS AM, the Shares will be validly issued, fully paid and non-assessable.

No opinion is expressed herein as to any matter pertaining to the contents of the POS AM. In connection with this opinion, we have relied on oral or written statements and representations of officers or other representatives of the Company and others. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

This opinion is given as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

We consent to the inclusion of this opinion as an exhibit to the POS AM and further consent to all references to us under the caption “Legal Matters” in the Prospectus constituting a part of the POS AM. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ PARSONS BEHLE & LATIMER